Exhibit 16.1

Members of: WSCPA AICPA 802 N Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 mail@fruci.com www.fruci.com

May 22, 2025

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

RE: Yuengling’s Ice Cream Corp.

We have read Item 4.01 of Yuengling’s Ice Cream Corp.’s Form 8-K dated May 21, 2025. We were terminated after notifying Yuengling’s Ice Cream Corp. that its most recent 10-Q was filed without our prior authorization. We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

Fruci & Associates II, PLLC